Exhibit 10.1

Synlogic, Inc.

301 Binney Street, Suite 402

Cambridge, MA 02142

January 24, 2022

Michael Jensen

7 Abbot St. Andover,

MA 01810

Re:	Employment Letter Agreement

Dear Michael,

I am pleased to provide you with the terms and conditions of your employment by Synlogic, Inc. a Delaware corporation, Inc. (hereinafter referred to collectively with its subsidiaries as the “Company”).

1.

Position. Your position will be Chief Financial Officer (CFO), reporting to the Company’s Chief Executive Officer. In addition to performing duties and responsibilities associated with the position of Chief Financial Officer, from time to time the Company may assign you other related duties and responsibilities consistent with such position.

2.

Response and Start Date. This offer of employment will expire in 5 business days. Please do not hesitate to contact me if you have any questions about these terms and conditions, or if I can provide any further information.

It is expected that your employment will start on March 7, 2022, or such other later date as you and the Company may mutually agree (the “Start Date”).

3.	Nature of Relationship; Status.

(a) No provision of this Agreement shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason upon written notice to the other party as set forth herein.

(b) You will be expected to devote the necessary full-time business time and energies to the business and affairs of the Company in order to perform your duties and you shall perform the foregoing services at the principal office of the Company, or at any other location mutually agreed upon by you and the Company.

4.	Compensation

(a) Base Salary. Your initial salary during will be at the rate of $395,000 per annum, which shall be prorated for any partial year, month or week.

(b) Bonus Opportunity. You will have the opportunity to earn a bonus of up to forty percent (40%) of your annual base salary per year, based on the achievement of or progress toward individual departmental and/or corporate objectives and goals, as reasonably determined by the Board of Directors (the “Board”), provided that to be eligible for any such bonus, you must be employed by the Company in good standing at the time such bonus is awarded.    To be eligible for any such bonus for a given Fiscal Year, your Start Date must be before November 1 in that Fiscal Year and you must be employed by the Company in good standing at the time such bonus is awarded. The bonus, if any, will be pro-rated from the Start Date.

(c) Equity. Subject to the terms of the Company’s then applicable equity incentive plan (“Incentive Plan”) and form of option agreement, and subject to approval by the Board of Directors of the Company at the first regularly scheduled meeting following the Start Date, you will be granted an option to purchase an aggregate of two hundred and thirty thousand (230,000) shares of common stock, at an exercise price per share equal to the Fair Market Value (as defined in the Incentive Plan) of the Common Stock on the date of the grant, intended to qualify as an “incentive stock option” to the to the maximum extent allowed under Section 422 of the Internal Revenue Code. The option will vest as to one-fourth (1/4th) of the shares, on the first anniversary of the Start Date, and the remainder will vest at one-forty-eighth (1/48th) per month thereafter. You will also be granted 30,000 Restricted Stock Awards. The restricted stock will vest as to one-fourth (1/4th) of the shares on April 1, 2023, and the remainder will vest at one-fourth (1/4th) annually thereafter. All tax consequences resulting from the grant, vesting, or exercise of the grant to or by you, or from the disposition by you of such shares of Common Stock, will be your responsibility. You also will be eligible for annual equity grants at the same time when other executives receive these grants.

(d) Expenses. You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by you in furtherance of the Company’s business, following submission of reasonably detailed receipts in a timely manner.

5.	Benefits.

(a) Vacation. You will be eligible for four (4) weeks paid vacation on top of the standard Massachusetts vacation days. Vacation eligibility will accrue at a rate of five (5) days per fiscal quarter of service, and up to five (5) unused vacation days may be carried over from one year to the next year.

(b) Benefits. You will be eligible to participate in the benefits provided by the Company to its employees. Where any particular benefit is governed by a formal plan document, your eligibility and coverage will be determined by such document, and the Company may change its benefit offerings from time to time in its discretion to meet its business needs. The Company retains the right to change, add or cease any particular benefit.

6.

Confidentiality, Inventions and Non-Competition. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to an Non-Competition, Non-Solicitation, Invention and Non-Disclosure Agreement substantially in the form of Attachment A-1 to this letter (the “Related Agreement”).

You represent that you have provided the Company with a copy of any agreement that you have with a current or former employer that imposes any obligations relating to confidentiality and/or any restrictive covenants, such as a non-competition or non-solicitation obligation. Also, just as our Company regards the protection of our confidential information as a matter of great importance, we also understand that you may have an obligation to your present and/or prior employers to safeguard the confidential information of those companies. The Company respects these obligations and expects you to honor them as well. To that end, we expect that you have not taken (and will not take) any documents or other confidential information from any current or former employer. Further, we want to make it perfectly clear that you should not bring with you to the Company, or use in the performance of your responsibilities for our Company, any proprietary business or technical information, materials or documents of any current or former employer.

7.	Compliance with Company Policies, including COVID-19 SOP.

As a Company employee, you will be expected to abide by all Company policies and procedures as may be in effect from time to time. This includes the Company’s COVID-19 Procedures (SOP-GN-010). That SOP includes the requirement that you a) establish that you have been fully vaccinated by an “authorized vaccine” for COVID-19 within four (4) weeks of your first day of work (and thus you should begin the process of obtaining your vaccination once you accept your offer but before you start your first day); or (b) obtain an approved exemption as an accommodation. Please contact me for further details.

The Company’s policies and procedures are not a contract of employment and do not provide any entitlement to you nor are they intended to create contractual obligations of any kind. The Company reserves the right to modify any of its policies and procedures at any time and while we will seek to notify you of such changes by appropriate means, such a notice is not required for the changes to be effective.

8.	Use of Name or Likeness.

You hereby authorize the Company to use, publish, and copyright all or part of my name, voice, picture, portrait, and likeness as the Company may decide in its sole discretion, in all media and types of advertising for any product or service or for any other lawful purpose, without review by you.

9.	Termination and Severance. Your employment may be terminated by you or the Company as follows:

(a) the Company may terminate your employment for “Cause” (as defined below) upon written notice to you effectively immediately, in which case you will not be entitled to receive any form of payment other than your earned compensation through your date of separation and reimbursable expenses;

(b) you may terminate your employment voluntarily other than for “Good Reason” (as defined below) upon at least thirty (30) days’ prior written notice to the Company, in which case you will not be entitled to receive any form of payment other than your earned compensation through your date of separation and reimbursable expenses; and

(c) (i) the Company may terminate your employment other than for “Cause” upon written notice to you and (ii) you may you terminate your employment voluntarily for “Good Reason” as per the procedures below, whereupon, in each case subject to and conditioned upon your execution and delivery to the Company of a formal separation agreement (which will contain, among other obligations, your release of all claims against the Company and related persons and entities, and confidentiality/non-disparagement and non-compete provisions in a form and manner satisfactory to the Company), the Company will: (A) pay you salary continuation payments at your then Base Salary rate for a period of six (6) months (the “Severance Period”) following the termination of your employment, in accordance with the Company’s regularly established payroll procedure (the “Severance Payments”), and (B) provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage until the earlier of (i) the last day of the Severance Period, or (ii) the date on which you become eligible for healthcare insurance with a subsequent employer, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply. In addition, within sixty (60) days following such resignation or termination, as applicable, the Company will pay you a lump-sum payment equal to the prorated portion of your current target bonus for the fiscal year in which you are terminated (with such prorated portion determined by the number of days you were employed during such fiscal year). To the extent applicable, the Severance Payments, “COBRA” payments and lump-sum payment will commence (or, in the case of the lump-sum payment, be paid) within sixty (60) days after your termination, and once they commence, will include any unpaid amounts accrued from the date of your termination; provided, that, if such 60-day period spans two calendar years, then such payments in any event will commence, or if applicable, be paid in the second calendar year.

(d) For purposes of this letter, “Cause” means (i) your dishonest statements or acts with respect to the Company, or any current or prospective customers, investors, suppliers, vendors or other third parties with which the Company does business; (ii) your commission of (a) a felony or (b) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or in the case of (a) or (b), your plea of guilty or “no contest” or confession to such felony or misdemeanor; (iii) any act or omission by you which constitutes willful misconduct, negligence or insubordination; (iv) your failure, refusal, or unwillingness to perform, to the reasonable satisfaction of the Board or Company, determined in good faith, any duty or responsibility assigned to you in connection with the performance of your duties hereunder, which failure of performance continues for a period of more than two weeks after written notice thereof has been provided to you by the Company or the Board, such notice to set forth in reasonable detail the nature of such failure of performance; (v) your failure to cooperate with Company in any investigation or formal proceeding; or (vi) your material violation of any Company policy or any of the provisions of this letter or the Related Agreements.

(e) For purposes of this letter, “Good Reason” means you have complied with the “Good Reason Process” as defined below, following the occurrence of one or more of the following events: (i) a change in the principal location at which you provide services to the Company of more fifty (50) miles from your current location or Cambridge, MA upon the company’s request; (ii) a material reduction in your compensation or a material reduction in your benefits, except such a reduction in connection with a general reduction in compensation or other benefits of other senior executives of the Company; (iii) a material breach of this letter by the Company that has not been cured within two weeks days after written notice thereof by you to the Company; or (iv) a failure by the Company to obtain the assumption of this letter by any successor to the Company “Good Reason Process” means that (i) you reasonably determine in good faith that one of the foregoing “Good Reason” conditions has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within thirty (30) days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) In the event of your death or permanent disability (as defined below) while you are employed by the Company, your employment hereunder shall immediately and automatically terminate and the Company shall pay to you or your personal representative or designated beneficiary or, if no beneficiary has been designated by you, to your estate, any earned and unpaid base salary, pro-rated through the date of your death or permanent disability. For purposes of this letter, “Permanent Disability” shall mean your inability, due to physical or mental illness or disease, to perform the functions then performed by you for one hundred eighty (180) days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period you are disabled so as to be unable to perform the essential functions of your existing position or positions with or without reasonable accommodation, you may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the you or your guardian has no reasonable objection as to whether you are disabled or how long such disability is expected to continue, and such certification shall for the purposes of this letter be conclusive of the issue. You shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and you shall fail to submit such certification, the Company’s determination of such issue shall be binding on you. Nothing in this section shall be construed to waive your rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(g) The time for payment, or schedule for payment, of any severance payments due hereunder may not be accelerated, except as provided for in the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code of 1986 (the “Code”), or any law replacing or superseding such Section or regulations. Notwithstanding the preceding provisions of this Section 7(g), in the case that you are deemed a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code), no severance payment may be made earlier than the date which is six (6) months after the termination of employment hereunder (or, if earlier, the date of the death of the Executive) if and to the extent required by applicable law or other rules of any stock exchange upon which any of shares of the Company’s capital stock are then traded.

10.	Change of Control.

(a) Notwithstanding anything to the contrary in any then outstanding option agreement or stock based award, and subject to any permitted action by the Board under the Company’s applicable equity plan to terminate options or other stock based awards upon a Change of Control, in the event that, within the twelve (12) month period that immediately follows or the thirty (30) day period immediately prior to a Change in Control (as defined below), your employment with the Company is terminated: (i) on account of your death or Permanent Disability, (ii) by the Company without Cause, or (iii) as a result of your resignation for Good Reason, then all of your then unvested restricted stock and/or options to purchase shares of the Company’s Common Stock shall accelerate and become fully vested. As used herein, “Change in Control” shall mean the (i) the sale of the Company by merger in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); (ii) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction); or (iii)) any other acquisition of the business of the Company, as determined by the Company’s Board of Directors in their sole discretion. For the avoidance of doubt, in no event shall a bona fide equity or debt financing of the Company, including a financing in which greater than 50% of the Company’s outstanding equity securities are acquired by a third-party be deemed a “Change of Control” for purposes of this letter.

11.	General.

(a) Entire Agreement. This letter, together with the Related Agreements, will constitute our entire agreement as to your employment by or consultancy for the Company and will supersede any prior agreements or understandings, whether in writing or oral.

(b) Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, (iii) sent by registered mail, return receipt requested, postage prepaid (iv) sent by facsimile, electronic mail or electronic PDF transmission, in each case with confirmation retained. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iii) if sent by registered mail, on the fifth business day following the day such mailing is made or (iv) when confirmation is received, if sent by facsimile or electronic transmission.

(c) Modifications and Amendments. The terms and provisions of this letter may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this letter may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this letter, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. You may not assign your rights and obligations under this letter without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

(f) Benefit. All statements, representations, warranties, covenants and agreements in this letter will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this letter will be construed to create any rights or obligations except between the Company and you, and no person or entity other than the Company will be regarded as a third party beneficiary of this letter.

(g) Governing Law. This letter and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of The Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

(h) Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this letter will be brought in the courts of The Commonwealth of Massachusetts (or, if appropriate, a federal court located within The Commonwealth of Massachusetts). By execution and delivery of this letter, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(i) WAIVER OF JURY TRIAL. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND YOU WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

(j) Counterparts. This letter may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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You may accept this offer of employment and the terms and conditions thereof by signing the enclosed additional copy of this letter and each of the Related Agreements, which execution will evidence your agreement with the terms and conditions set forth herein and therein, and returning them to the Company; provided that the provisions of this offer of employment are contingent upon completion of a background check and receipt of appropriate documentation of your work status.

Sincerely, SYNLOGIC, INC. SYNLOGIC OPERATING COMPANY, INC.

By:

/s/ Adam J. Thomas
Name: Adam J. Thomas
Title: Chief People Officer & Secretary

Accepted and Approved:

/s/ Michael Jensen
Name: Michael Jensen

Date: January 24, 2022

Attachment A-1

NON-COMPETITION, NON-SOLICITATION AGREEMENT, INVENTION AND NON-DISCLOSURE AGREEMENT

This Non-Competition, Non-Solicitation, Invention and Non-Disclosure Agreement (this “Agreement”) is made as of the “Start Date” detailed in the Employment Letter, between Synlogic Operating Company, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and Michael Jensen (the “Employee”).

For good consideration and in consideration of the employment of the Employee by the Company, the Employee and the Company agree as follows:

1)	Non-Competition and Non-Solicitation.

a)

Non-Competition and Non-Solicitation. While the Employee is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason (the “Restricted Period”), the Employee will not directly or indirectly:

i)

in the geographical areas that the Company does business or has done business at the time of the Employee’s termination, engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while the Employee was employed by the Company; or

ii)

either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the actual or prospective clients, customers, accounts or business partners of the Company which were contacted, solicited, or served by the Company during the Employee’s employment with the Company, or do business with any such actual or prospective clients, customers, accounts, or business partners; or

iii)

either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (ii) hire or recruit, or attempt to hire or recruit, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of the Employee’s employment with the Company; provided, that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer.

b)

Extension. In the event the Employee breaches the Employee’s fiduciary duty to the Company and/or unlawfully takes, physically or electronically, property belonging to the Company, then the Restricted Period shall be extended to two (2) years. Additionally, if the Employee violates the provisions of Sections 1(ii) or 1(iii), then the Restricted Period for such sections shall be extended by a period of time equal to the period of such violation.

c)

Consideration for Non-Competition Provision. As consideration specifically for the non-competition provision in Section 1(a) above, the Company will: (i) provide the Employee the stock option described in Section 4 of the Employee’s Employment Letter Agreement dated January 24, 2022 (the “Employment Letter Agreement”); and (ii) if the Employee resigns his employment other than for “Good Reason” (as defined in the Employment Letter Agreement) or is terminated for “Cause” (as defined in the Employment Letter Agreement), pay a lump sum equivalent to two (2) months of the Employee’s then base salary, minus applicable taxes and withholdings, within seven (7) days of the Employee’s last day of employment (the “Lump Sum Payment”). The Employee and the Company mutually agree that such consideration is in lieu of any and all other consideration for the non-competition provision, including without limitation any right to a “garden leave” payment under Massachusetts law. The Employee and the Company further agree that it will not be a breach of this Agreement or the Employment Letter Agreement for the Company to choose not to make the Lump Sum Payment, and that in the event the Lump Sum Payment is not made, the non-competition provision in Section 1(a) shall be deemed waived, but all other provisions in this Agreement shall be fully enforceable.

d)

Notice of New Business Activity. The Employee agrees that during the Restricted Period, the Employee will give notice to the Company of each new business activity the Employee plans to undertake, at least ten (10) business days prior to beginning any such activity. The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the name of the Employee’s business relationship or position with the entity. The Employee further agrees to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Employee’s continued compliance with his/her obligations under this Agreement and agrees to take whatever action is requested by the Company to resolve any conflict or appearance of conflict which it finds to exist.

2)	Proprietary and Confidential Information.

a)

The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, ideas, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee. While employed by the Company, the Employee will use the Employee’s best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

b)

The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment for any reason. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

c)

The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs 2(a) and 2(b) above, and his/her obligation to return materials and tangible property, set forth in paragraph 2(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

3)	Developments.

a)

The Employee will make full and prompt disclosure to the Company of all discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

b)

The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 3(b) shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

c)

The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

4)	United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

5)	Miscellaneous.

a)

Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

b)

Publications and Public Statements. Employee will obtain the Company’s written approval before publishing or submitting for publication any material that relates to Employee’s work at the Company and/or incorporates any Proprietary Information.

c)

Obligations to Third Parties. The Employee represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company does not and will not conflict with or breach any agreement with any prior employer or other party (including, without limitation, any non-competition agreement).

d)

Disclosure of this Agreement. For a period of one year after the termination or cessation of the Employee’s employment for any reason, the Employee agrees to notify any potential, prospective employer or prospective business associate, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

e)

Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time.

f)

Exit Interview. If and when Employee departs from the Company, Employee may be required to attend an exit interview and sign an “Employee Exit Acknowledgement” to reaffirm Employee’s acceptance and acknowledgement of the obligations set forth in this Agreement.

g)

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

h)

Interpretation. If any restriction set forth in Section 1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

i)

Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

j)

Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

k)

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

l)

Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

m)	Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

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THE EMPLOYEE ACKNOWLEDGES THAT HE WAS GIVEN A COPY OF THIS AGREEMENT AT LEAST TEN (10) BUSINESS DAYS PRIOR TO COMMENCING HIS EMPLOYMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES AND UNDERSTANDS THAT HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. REGARDLESS OF WHETHER HE HAS CHOSEN TO CONSULT AN ATTORNEY, THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THIS AGREEMENT, THAT HE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT HE HAS ENTERED THIS AGREEMENT FREELY AND VOLUNTARILY AND NOT BASED UPON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT OR THE EMPLOYMENT LETTER AGREEMENT.

WITNESS our hands and seals:

SYNLOGIC OPERATING COMPANY, INC.

By:

/s/ Adam J. Thomas
Name: Adam J. Thomas Title: Chief Human Resources Officer Date: January 24, 2022

By:

/s/ Michael Jensen
Name: Michael Jensen Date: January 24, 2022